Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 7, 2025 and shall be effective as of August 18, 2025 (the “Effective Date”), by and between The Hershey Company, a Delaware corporation together with its successors and assigns permitted under this Agreement (“Employer”), and Kirk Tanner (the “Executive”).
1.Term. Employer hereby agrees to employ Executive, and the Executive hereby accepts such employment, commencing on the Effective Date and continuing until terminated in accordance with Section 4 below. The term of the Executive’s employment as provided in this Section 1 shall be hereinafter referred to as the “Term.”
2.Duties.
(a)Executive’s Positions and Titles. Effective as of the Effective Date, the Executive’s position and title shall be President and Chief Executive Officer of Employer.
(b)Executive’s Duties. As President and Chief Executive Officer of Employer, Executive shall report directly to the Board of Directors (the “Board”) and shall perform such employment duties and will have such powers as may be prescribed by the Board and otherwise as are usual and customary for such position.
(c)Business Time. Effective as of the Effective Date, the Executive agrees to devote substantially all of his business time and efforts to the business and affairs of Employer and the performance of the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, during the Term, Executive may (i) serve on civic or charitable boards or committees, (ii) manage his personal investments and affairs, and (iii) serve on any corporate board of directors of organizations that do not compete, as described in Paragraph 2 of the Restrictive Covenant Agreement (defined below), with Employer, in each case to the extent such activities do not materially interfere with the performance of his duties and responsibilities hereunder; provided that with respect to the activities in subclauses (i) and/or (iii), the Executive receives prior written approval from the Board. In no event during the Term will the Executive knowingly invest in any business which materially competes with Employer; provided, that nothing in this Agreement shall be construed to prohibit the Executive from investing in up to two percent (2%) of the stock of any publicly traded corporation.
(d)Board Service. The Executive shall be appointed to serve as a member of the Board as of the Effective Date. In addition, Employer shall cause the Executive to be nominated for election (or re-election, as applicable) as a member of the Board at any meeting of stockholders of Employer during which any such election is held; provided, however, that Employer shall not be obligated to cause such nomination if (i) any of the events constituting Cause have occurred and not been cured or (ii) the Executive has issued to Employer notice of his intent to terminate his employment with Employer.

3.Compensation and Benefits.
(a)Base Salary. During the Term, the Executive shall receive a base salary (as may be increased from time to time, “Base Salary”), paid in accordance with the normal payroll practices of Employer, at an annual rate of $1,250,000. The Base Salary shall be reviewed from time to time in accordance with Employer’s policies and practices, but no less frequently than once annually, and may be increased, but not decreased, from its then current level at any time and from time to time by action of the Compensation and Human Capital Committee (the “Compensation Committee”) and Board.
(b)Annual Bonus Programs. In addition to the Base Salary, the Executive shall be eligible to participate throughout the Term, commencing with fiscal year 2025, in such annual bonus plans and programs (“Annual Bonus Programs”), as may be in effect from time to time in accordance with Employer’s compensation practices and the terms and provisions of any such plans or programs, such as Employer’s Annual Incentive Program (the “AIP”) of the Equity and Incentive Compensation Plan (the “EICP”); provided that Executive shall have an aggregate target annual bonus under such Annual Bonus Programs of not less than one hundred eighty percent (180%) of Base Salary (the “Target Bonus”), pro-rated for any partial year of employment (including fiscal year 2025). Except as otherwise provided herein, the Executive’s eligibility for and participation in each Annual Bonus Program shall be on terms and conditions consistent with those for other senior executives of Employer.
(c)Long-Term Incentive Programs. In addition to the Base Salary and participation in the Annual Bonus Programs, the Executive shall be eligible to participate throughout the Term in such long-term incentive plans and programs, including, without limitation, stock option, restricted stock unit, performance stock unit and other similar programs (“Long-Term Incentive Programs”), as may be in effect from time to time in accordance with Employer’s compensation practices and, except as otherwise provided herein, the terms and provisions of any such plans or programs, such as Employer’s Long-Term Incentive Program (the “LTIP”) under the EICP. The target dollar-denominated value of any such award shall be $9,000,000; provided, however, that the Board or the Compensation Committee shall determine the grant timing, amount, form(s) and mix of any such award. Except as otherwise provided herein, the Executive’s participation in each Long-Term Incentive Program shall be on terms and conditions consistent with participation by other senior executives of Employer.
(d)Sign-On Equity Awards.
(i)On or as soon as administratively practicable following the Effective Date, Employer shall grant to the Executive a restricted stock unit award that has an aggregate dollar-denominated value equal to $7,000,000 (the “RSU Award”). The RSU Award shall vest as set forth in the award agreement evidencing the RSU Award, subject to the Executive’s continued employment through the applicable vesting date.
(ii)On or as soon as administratively practicable following the Effective Date, Employer shall grant to the Executive a performance stock unit award that has an aggregate dollar-denominated value equal to $4,000,000 (the “PSU Award”). The PSU Award shall vest based on the achievement of performance objectives, to be established by the Board, over the three-year period commencing on the Effective Date, as set forth in the award agreement evidencing the PSU Award, subject to the Executive’s continued employment through the applicable vesting date.
(iii)On or as soon as administratively practicable following the Effective Date, Employer shall grant to the Executive (i) a restricted stock unit award that has an aggregate dollar-denominated value equal to $1,181,250 and (ii) a performance stock unit award that has an aggregate dollar-denominated value equal to $2,193,750 (collectively, the “Pro-Rata 2025 Awards”). The terms and conditions of the Pro-Rata 2025 Awards shall be the same as those applicable to the restricted stock unit and performance stock unit awards granted to Employer’s senior executives in 2025.
(iv)The terms and conditions of the RSU Award, the PSU Award and the Pro-Rata 2025 Awards shall be governed in all respects by the terms and conditions of the applicable award agreement and the EICP.
(e)Other Incentive Plans. During the Term, the Executive shall be eligible to participate, subject to the terms and conditions thereof, in all incentive plans and programs, including, but not limited to, such cash and deferred bonus programs as may be in effect from time to time with respect to senior executives employed by Employer on as favorable a basis as provided to other similarly situated senior executives so as to reflect the Executive’s responsibilities; provided, however, that awards made thereunder shall be taken into account, as applicable, for purposes of determining Employer’s compliance with its obligations relating to target awards under 3(b) above.
(f)Supplemental Retirement Benefit. During the Term, the Executive shall be eligible to participate in Employer’s Amended and Restated Supplemental Executive Retirement Plan, as amended from time to time (the “SERP Program”).
(g)Other Pension and Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s dependents, as the case may be, shall be eligible to participate in all pension and similar benefit plans (qualified, non-qualified and supplemental), profit sharing, employee stock ownership plan, 401(k), medical and dental, disability, group and/or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of Employer, subject to the terms and conditions thereof, as in effect from time to time with respect to senior executives employed by Employer so as to reflect the Executive’s responsibilities.
(h)Perquisites. During the Term, the Executive shall be entitled to participate in perquisite programs, as such are made available to senior executives of Employer.
(i)Expenses. During the Term, the Executive shall be entitled to receive within the time period set forth in Section 14(c) reimbursement for all reasonable expenses incurred by him in accordance with the policies and practices of Employer as in effect from time to time. The Executive’s legal fees and expenses actually incurred in connection with the drafting, review and negotiation of this Agreement including any exhibits and related materials shall be paid or reimbursed to the Executive by Employer (to either the Executive or the Executive’s legal counsel, as applicable) within sixty (60) days after the Effective Date, subject to the Executive’s delivery to Employer of documentation evidencing such fees and expenses within thirty (30) days after the Effective Date; provided, however, that such Employer payment or reimbursement shall not exceed $30,000.
(j)Relocation. The Executive shall perform the services required by this Agreement at Employer’s offices located in Hershey, Pennsylvania. In furtherance of the Executive’s relocation to the greater Hershey, Pennsylvania area (the “Relocation”), Employer shall reimburse the Executive for expenses incurred in connection therewith, subject to Employer’s relocation policy. If the Executive’s employment is terminated by Employer for Cause or by the Executive without Good Reason (each as defined herein), in either case, prior to the second anniversary of the Effective Date, then (i) the Executive shall be required to repay any and all Relocation expenses to Employer within thirty (30) days following the earlier of the Executive’s Date of Termination (as defined below) and the second anniversary of the Effective Date, and (ii) Employer shall have a right to offset any such reimbursement against any sums it might, otherwise owe to the Executive in any such event.
(k)Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the policies and practices of Employer as in effect from time to time with respect to senior executives employed by Employer.

(l)Certain Amendments. Nothing herein shall be construed to prevent Employer from amending, altering, eliminating or reducing any plans, benefits or programs so long as the Executive continues to receive compensation and benefits consistent with Sections 3(a) through (k).
(m)Minimum Stock Ownership. The Executive shall be subject to, and shall comply with, the stock ownership guidelines of Employer, which, as of the date hereof, generally requires the Executive to hold shares of common stock of Employer with a value equal to at least six times (6x) the Executive’s Base Salary.
4.Termination.
(a)Disability. Employer may terminate the Executive’s employment, after having established the Executive’s Disability, and while such Disability continues, by giving notice of its intention to terminate the Executive’s employment, and the Executive’s employment with Employer shall terminate effective on the 30th day after such notice (the “Disability Effective Date”) unless in the interim the Executive shall have returned to substantially full time performance of his duties. For purposes of this Agreement, the Executive’s “Disability” shall occur and shall be deemed to have occurred only in the event that the Executive suffers an incapacity due to illness or injury which has substantially and materially prevented the Executive from performing the essential functions of the Executive’s job, even with reasonable accommodation, for a continuing period of 180 days, and he has become entitled to receive disability benefits under the long-term disability plan offered by Employer to its exempt employees.
(b)Cause.
(i)Employer may terminate the Executive’s employment for Cause, if “Cause” as defined below exists. For purposes of this Agreement, “Cause” means with respect to the Executive:
(A)his conviction of, or plea of nolo contendere, with respect to any felony;
(B)his gross negligence or willful misconduct in the performance of his duties;
(C)his material act of dishonesty or material violation of an applicable Employer policy, including, but not limited to, any code of ethics, business conduct or similar guidelines; or
(D)his material act in the performance of his duties which is in bad faith and not in the best interests of Employer.
(ii)For purposes of this Section 4(b), any act, or failure to act, on the part of the Executive shall be considered in the best interests of Employer if it is done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in or not opposed to the best interests of Employer. Any act, or failure to act, based upon prior approval given by the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Employer. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until the provisions of this subclause (ii) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based as described in any of subclauses (A) through (D) above, and (B) to be given within ninety (90) days of the Board’s learning of such act or acts or failure or failures to act. The Executive shall have thirty (30) calendar days after the date that such written notice has been given to the Executive in which to cure such conduct. If the Executive fails to cure such conduct, he shall then be entitled to a hearing with his legal counsel before the Board, and, thereafter, upon a good faith determination by affirmative vote of no fewer than three-quarters of the members of the Board that Cause exists, he shall be terminated for Cause.
(c)Good Reason.
(i)The Executive may terminate the Executive’s employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions by Employer without the Executive’s written consent:
(A)The assignment to the Executive of any duties materially inconsistent with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as contemplated by Section 2(a) and (b) above, or any other action by Employer which results in a diminution in any respect in such title, position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;
(B)Any material breach by Employer of a material provision of this Agreement, including, without limitation, a reduction in the Executive’s Base Salary or target bonus opportunity or failure to provide incentive opportunities as provided in Section 3(c), and excluding for this purpose any action, or failure to act, not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive;
(C)Any termination or amendment of the Hershey Company Executive Benefits Protection Plan (Group 3A) (the “EBPP”), as in effect on the Effective Date, that eliminates or materially reduces Executive’s benefits thereunder in connection with a Change in Control (as defined under the EBPP), excluding for this purpose any action, or failure to act, not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof by the Executive; provided that, notwithstanding anything herein to the contrary, if the Executive terminates his employment for Good Reason pursuant to the foregoing, or if the Executive is terminated by Employer without Cause at a time when the Executive could terminate his employment for Good Reason pursuant to the foregoing, then any payments or benefits to which the Executive would be entitled pursuant to this Agreement, including, without limitation, Section 5(d) hereof, shall be determined or calculated as if any such termination or amendment of the EBPP described above were not in effect;
(D)The failure of Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within fifteen (15) days after a merger, consolidation, sale or similar transaction; or
(E)The Executive’s removal from the Board or the failure to elect or re-elect the Executive to serve as a member of the Board (in each case, other than (i) for Cause, (ii) following the Executive’s notice of his intent to terminate his employment with Employer, or (iii) as a result of death or Disability, or because of a legal prohibition).
(ii)A termination for Good Reason shall not take effect unless the provisions of this subclause (ii) are satisfied. The Executive shall give Employer written notice of his intention to terminate his employment for Good Reason, such notice: (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) to be given within ninety (90) days of the Executive’s learning of such condition. Employer shall have thirty (30) days after the date that such written notice has been given by the Executive in which to cure such conduct. If Employer fails to cure such conduct within the thirty (30) day period, the Executive shall be deemed to have terminated his employment for Good Reason.
(d)Without Cause by Employer; Without Good Reason by the Executive. Employer may, at any time without Cause, by at least 30 days’ prior notice, terminate the Executive’s employment. Executive may, at any time without Good Reason, by at least 30 days’ prior notice, voluntarily terminate his employment without liability. Employer’s termination of the Executive without Cause or the Executive’s voluntary termination is not a breach of this Agreement.
(e)Notice of Termination. Any termination of the Executive’s employment by Employer for Disability, for or without Cause or by the Executive for or without Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 15(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).
(f)Date of Termination. “Date of Termination” means the date of actual receipt of the Notice of Termination or any later date specified therein, or the date of the Executive’s death, as the case may be; provided that (i) if the Executive’s employment is terminated by Employer for any reason other than Cause or Disability, the Date of Termination is the date thirty (30) days after the giving of the Notice of Termination, unless the parties otherwise agree in writing; (ii) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination is the date thirty (30) days after the giving of the Notice of Termination, unless the parties otherwise agree in writing.
5.Obligations of Employer upon Termination. The Executive’s entitlements upon termination of employment are set forth below. Except to the extent otherwise provided in this Agreement, all accrued and vested benefits under Employer’s employee benefit plans, including, without limitation, stock option grants, restricted stock units and awards under the Long-Term Incentive Programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. For purposes of this Section 5, the term “Accrued Obligations” shall mean, as of the Date of Termination, (i) the Executive’s full Base Salary earned through the Date of Termination, at the rate in effect at the time Notice of Termination is given, to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation (including, but not limited to, any supplemental retirement benefits) and other cash compensation earned (and not forfeited hereunder) by the Executive for any completed year prior to the year of such Date of Termination to the extent not theretofore paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid. Any outstanding Employer equity awards held by the Executive as of the Date of Termination shall be treated in accordance with the applicable award agreement.
(a)Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s legal representative or designated beneficiary, as applicable, shall be entitled to receive amounts and benefits as contained in any applicable Employer plan or program which is in effect at the date of his death, but in no event shall Employer’s obligations be less than those provided by this Agreement, and the following:

(i)From and after the Date of Termination, the Executive’s surviving spouse, other named beneficiaries or other legal representatives, as the case may be, shall be entitled to receive those benefits payable to them under the provisions of any applicable Employer plan or program and as provided for herein, including under Section 3(f) above, as applicable, including, without limitation, any benefits commencing immediately upon the Executive’s death;
(ii)Except to the extent that the Executive’s AIP award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan (in which case such deferral election shall apply), at the time the AIP award would have been paid to Executive in the following calendar year if he continued employment, Employer shall pay the Executive’s legal representatives a lump sum in cash equal to a pro-rata AIP award for the year of termination, based on actual results for such year and the period of employment during such year; and
(iii)On the sixtieth (60th) day following the Date of Termination, the Accrued Obligations not theretofore paid shall be paid.
(b)Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Executive shall be entitled to receive after the Disability Effective Date:
(i)Disability benefits, if any, which shall be at a level at least equal to those then provided by Employer to disabled executives and their families;
(ii)Subject to Section 14(b) hereof, supplemental executive retirement benefits, if any, under the SERP Program;
(iii)Except to the extent that the Executive’s AIP award for this period would have otherwise been subject to an effective deferral election under the Deferred Compensation Plan (in which case such deferral election shall apply), at the time the AIP award would be paid to Executive in the following calendar year if he continued employment, Employer shall pay the Executive a lump sum in cash equal to a pro-rata AIP award for the year of termination, based on actual results for such year and the period of employment during such year; and
(iv)On the sixtieth (60th) day following the Date of Termination, the Accrued Obligations not theretofore paid shall be paid.
(c)Cause/Other Than for Good Reason. If the Executive’s employment is terminated for Cause by Employer or if the Executive terminates the Executive’s employment without Good Reason, Employer shall within sixty (60) days following the Date of Termination pay the Executive all Accrued Obligations not theretofore paid.
(d)Other Than for Cause, Death or Disability/For Good Reason. If Employer terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates the Executive’s employment for Good Reason,
(i)Employer shall pay or provide to the Executive:
(A)within sixty (60) days following the Date of Termination, the Accrued Obligations not theretofore paid;
(B)within sixty (60) days following the Date of Termination, subject to the provisions of Section 14(b) hereof, an amount equal to one and one half times (1.5x) the Executive’s Base Salary at the rate in effect at the time the Notice of

Termination is given, or in effect immediately prior to any reduction thereof in violation of the Agreement; and
(C)the Executive’s AIP opportunity as set forth in, and in accordance with the terms and conditions of, Section 9.1.3 of the EBPP.
(ii)Executive shall be entitled to such other incentive compensation in accordance with the terms of the applicable grant or award agreement between Employer and the Executive or plan.
(iii)Executive shall be entitled to receive the benefits described in Section 3(f) of this Agreement, as applicable, and subject to Section 14(b) hereof.
(iv)For eighteen (18) months following the Date of Termination, Employer shall permit the Executive to purchase continued welfare benefits under Employer's plans (including group term life insurance, and health and other welfare benefits, but excluding long-term and short-term disability benefits) that are substantially similar in all respects to those which he was receiving immediately prior to the Date of Termination. Employer shall pay the Executive monthly, subject to Section 14 hereof, an amount equal to the premiums the Executive paid to continue such coverage under Employer’s plans for such month, less the required contributions paid for such benefits by active employees, plus an additional amount such that the Executive has no after tax cost related to the payments made pursuant to this sentence. If the Executive becomes employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits.
(e)Severance Conditioned on Covenants. Notwithstanding the foregoing, Employer’s obligations to pay or provide any benefits under Section 5(d) shall cease as of the date the Executive knowingly and materially violates the provisions of the Restrictive Covenant Agreement.
(f)Severance Conditioned on Release. Notwithstanding the foregoing, Employer’s obligations to pay or provide any benefits under Section 5(d) shall be conditioned on the Executive signing a release of claims in favor of Employer in the form annexed hereto and not revoking such release during the seven (7)-day revocation period, both of which occur within sixty (60) days after the Date of Termination. Such amounts shall be due and payable (or begin to be payable) to the Executive within sixty (60) days following the Date of Termination (with any missed installment payments paid in a lump sum on such date).
6.Change in Control.
(a)The Executive shall participate in the EBPP, but all payments thereunder shall be subject to Section 14 hereof and this Section 6.
(b)If there occurs a termination of employment following a ‘“change in control” as defined in the EBPP (an “EBPP Change in Control”), and it is also a “change in control” as defined under Code Section 409A (a “409A Change in Control”), the rights and obligations of Employer and the Executive on a termination following an EBPP Change in Control shall be governed by the EBPP, subject to Section 14 hereof.
(c)If the termination of employment occurs following an EBPP Change in Control, but it is not a 409A Change in Control, any compensation or benefits payable under the EBPP to the extent duplicative of amounts due hereunder shall be made at the same time and in the same form of payment as the items of compensation or benefits payable under this Agreement and any additional amounts shall be payable as provided in the EBPP, subject to Section 14 hereof. For example, if there occurs a termination without Cause or for Good Reason (each as defined in the EBPP)

following an EBPP Change in Control that is not a 409A Change in Control, although the amount of severance payments and benefits will be governed by Section 3.2 of the EBPP, the time and form of payment shall not follow the rules in Section 3.5 of the EBPP regarding time and form of payment, but instead shall follow the time and form of payment rules in Section 5(d) of this Agreement to the extent duplicative of amounts payable hereunder.
(d)If any item of compensation or benefit is provided under this Agreement, or under any other plan, agreement, program or arrangement of Employer (other than the EBPP) which is more favorable to the Executive than the corresponding item of compensation or benefit under the EBPP, or if an item of compensation or benefit is provided under this Agreement, or under such other plan, agreement, program or arrangement, but not under the EBPP, such item of compensation or benefit shall be provided in accordance with the terms of this Agreement or such other plan, agreement, program or arrangement.
(e)In no event shall Executive be entitled to duplication as to any item of compensation or benefit that is provided under both this Agreement (or such other plan, agreement, program or arrangement) and the EBPP. In addition, for purposes of Section 3.4 of the EBPP, payments under or pursuant to this Agreement or any other payment with respect to Employer that would be treated as a “parachute payment” within the meaning of Treasury Regulation 1.280G-1 shall be deemed to be under the EBPP.
(f)In lieu of the benefit under Section 3.2.2 of the EBPP with regard to any plan subject to Code Section 105(h), the Executive and his spouse and his eligible dependents shall have access to such plan for the period specified therein by paying the Consolidated Omnibus Budget Reconciliation Act premium therefor and Employer shall pay the Executive monthly, subject to Section 14 hereof, the amount the Executive paid for such month plus a tax gross up such that Executive has no after tax cost for such premium. The claims procedure in Article 6 of the EBPP shall not apply and any dispute shall be controlled by the procedures hereunder.
(g)To the extent any amounts due under Article 9 of the EBPP are not in excess of those hereunder, the amounts shall not be due. To the extent any amounts thereunder are in excess of the amounts due hereunder, such excess amounts shall be provided thereunder, subject to Section 14 hereof.
(h)Section 8.1 of the EBPP shall apply to Executive, but only if the Change in Control is a 409A Change in Control and then, subject to Section 14 hereof, Executive shall be paid any amount in excess of the amount that he is entitled to hereunder upon such a termination in the form and at the time provided in such Section 8.1.
7.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Employer and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with Employer or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.
8.No Set Off; No Mitigation. Except as provided herein, Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

9.Executive’s Covenants. As a condition of the Executive’s employment with Employer and the effectiveness of this Agreement, the Executive will enter into an Employee Confidentiality and Restrictive Covenant Agreement  (the “Restrictive Covenant Agreement”), which agreement includes covenants concerning non-disclosure of confidential information, non-competition, non-solicitation and non-disparagement. Each of Employer and the Executive agrees to be subject to and bound by all terms and conditions of the Restrictive Covenant Agreement during the Term and, to the extent provided therein, thereafter, as if such terms and conditions were set forth in full herein
10.Effectiveness; Entire Agreement. This Agreement shall become effective as of the Effective Date, and this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date. The Executive acknowledges and agrees that, as of the Effective Date, this Agreement (including the Restrictive Covenant Agreement) includes the entire agreement and understanding between the parties with respect to the subject matter hereof, including the termination of the Executive’s employment during the Term and all amounts to which the Executive shall be entitled whether during the Term or thereafter. The Executive also acknowledges and agrees that the Executive’s right to receive and retain severance pay and other benefits pursuant to Section 5(d) of this Agreement, and to the extent provided herein or in applicable plans or awards, to receive and retain other compensation and benefits, is contingent upon the Executive not knowingly and materially violating the covenants set forth in the Restrictive Covenant Agreement.
11.Successors.
(a)This Agreement is personal to the Executive and, without the prior written consent of Employer, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.
12.Amendment; Waiver; Survival. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and Employer. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
13.Compensation Recovery (Clawback). Any amounts of compensation paid or awarded to the Executive under this Agreement shall be subject to compensation recovery (clawback) to the extent required by applicable law, regulations, or Employer’s Compensation Recovery Policy.
14.Code Section 409A.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies Employer (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and Employer concurs with such belief or Employer (without any obligation whatsoever to do so) independently makes such determination, Employer shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and Employer of the applicable provision without violating the provisions of Code Section 409A.
(b)If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section or is otherwise deferred compensation under Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 14(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)Any expense reimbursement hereunder shall be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Executive. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not effect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.
(d)Any Accrued Obligations payable under Section 5 shall be paid in accordance with the provisions of the applicable plan, program or payroll practice.
(e)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer. Any payments subject to Code Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Code Section 409A.
(f)All payments of nonqualified deferred compensation subject to Code Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service”. If under this Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
15.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested,

postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:
If to Employer:
The Hershey Company
19 East Chocolate Avenue
Hershey, Pennsylvania 17033
ATTN: General Counsel
If to Executive: at the last address that Employer has in its personnel records for Executive; or to such other address as either party shall have furnished to the other in writing in accordance herewith.
(c)Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
(d)Employer may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date first set forth above.

EXECUTIVE:

Kirk Tanner

/s/ Kirk Tanner

EMPLOYER:

The Hershey Company, a Delaware corporation

By:    /s/ James Turoff
Name:     James Turoff
Title:    Senior Vice President, General Counsel and Secretary

ANNEX TO EXECUTIVE EMPLOYMENT AGREEMENT
AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) between KIRK TANNER (“Executive”) and THE HERSHEY COMPANY (“Hershey”) (collectively, the “Parties”) is presented to Executive as of [DATE]. This Agreement affects Executive’s legal rights. Executive should talk to an attorney before Executive signs it.

1.The Parties acknowledge that this Agreement is being executed in accordance with that certain Employment Agreement by and between Executive and Hershey dated as of July 7, 2025 (the “Employment Agreement”).
2.Scope of Agreement
This Agreement extends not only to Executive and Hershey, but also to Hershey’s affiliated and related companies, subsidiaries, joint ventures, affiliated entities, parent companies and its and their respective successors and assigns, its and their past, present and future benefit and severance plans, and its and their representatives, agents, trustees, officials, shareholders, officers, directors, employees, attorneys, benefit plan administrators and fiduciaries, both past and present, in their individual or representative capacities, and all of their successors and assigns (collectively, the “Company”). Executive agrees that Executive is entering into this Agreement knowingly and voluntarily on Executive’s own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that Executive now has or may have in the future.
3.General Release and Waiver of any Claims.
(a)For valuable consideration (which are summarized in Exhibit A), the receipt and adequacy of which are hereby acknowledged, Executive knowingly and voluntarily releases and forever discharges from liability for any and all legally waivable claims, demands, or actions Executive may have against Company of whatever kind including, but not limited to, those related to Executive’s employment by Company, the termination of that employment, Executive’s eligibility for non- vested benefits under Company’s benefit plans, Executive’s eligibility for certain payments or benefits under Hershey’s Equity and Incentive Compensation Plan, and/or claims for attorneys’ fees and costs.
(b)Executive agrees that to the fullest extent permitted by law, this general release covers, but is not limited to, (i) claims for monetary damages arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Equal Pay Act (“EPA”), the Americans with Disabilities Act, as amended (“ADA”), the Rehabilitation Act of 1973, Section 1981 of the Civil Rights Act of 1866 (“Section 1981”), and (ii) any and all claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), the Uniform Services Employment And Reemployment Rights Act (“USERRA”), the Genetic Information Nondiscrimination Act (“GINA”), the Pennsylvania Human Relations Act (“PHRA”) and any other federal, state or local laws, including laws concerning wrongful termination and/or discrimination in employment based on age, sex, sexual orientation, race, color, national origin, citizenship, religion, disability, perceived disability, veteran status, leave status, genetic information and/or claims of retaliation in any form. Executive also agrees that, to the fullest extent permitted by law, this general release covers claims arising under the Family and Medical Leave Act of 1993, as amended (“FMLA”) and any federal, state or local laws dealing with leave time. Executive also agrees that this general release covers, but is not limited to, claims based on theories of contract or tort, whether based on common law or otherwise. Nothing in this general release however, shall operate as a waiver of claims that may arise after Executive has signed this Agreement.
(c)This general release covers both claims Executive knows about and those Executive may not know about that have accrued as of the time of signing this Agreement. In this regard, Executive agrees to waive all rights that any state or local law may provide with respect to a general release of unknown claims. Executive understands that Executive may later discover facts different from what Executive now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts.
(d)Notwithstanding the foregoing, this general release shall not operate to release any rights or claims of Executive (1) to any claim that as a matter of law, cannot be released; (2) to Hershey’s obligations to provide severance payments or benefits under the Employment Agreement; (3) to payments or benefits under any equity award agreement between Executive and Hershey; or (4) to any claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Executive and Hershey or under the bylaws, certificate of incorporation or other similar governing document of Hershey, or to any protection or other rights to which he may be entitled under an applicable Hershey director and officer insurance policy. Hershey and Executive agree that nothing in this Agreement prevents, prohibits or limits Executive from: (1) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (2) communicating with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, filing a claim or assisting with an investigation with, a self- regulatory authority or a local, state, or federal government agency or commission, including but not limited to the U.S. Equal Employment Opportunity Commission, the Department of Labor (including but not limited to the Occupational Safety and Health Administration), the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; or (3) filing suit to challenge Hershey’s compliance with the waiver requirements of the ADEA, as amended by the OWBPA. Executive does not need the prior authorization of the Company to engage in conduct protected by this Paragraph 3(d), and Executive does not need to notify the Company that Executive has engaged in such conduct. Further, nothing herein prevents Executive from receiving any applicable award for information provided to a government enforcement agency. The Company nonetheless asserts and does not waive its attorney-client or other applicable privileges over any information appropriately protected by the privilege.
(e)Subject to Paragraph 3(d), above, and to the extent permitted by law, upon receipt of any subpoena (other than a subpoena issued by a government agency), court order or other legal process (other than by a government agency) compelling the disclosure of Company information or documents, Executive agrees to give prompt written notice to Hershey so as to permit Hershey to protect its interests in confidentiality to the fullest extent possible by law.
(f)Hershey and Executive further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state and local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. Executive retains the right to participate in any such action and to seek any appropriate relief, subject to any release of claims stated in this Agreement. Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to the government and such right is not limited by any non-disparagement claims. Hershey and Executive agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and this Agreement does not prohibit or interfere with those rights.
4.Release of ADEA Claims.
Under no circumstances may Executive sign this Agreement before the date of Executive’s separation of employment with Hershey.
(a)Executive acknowledges that Executive has entered into this Agreement freely, knowingly, and voluntarily. Executive and Hershey each knowingly and voluntarily agree and expressly acknowledge that this Agreement includes a waiver and release of all claims including any claim Executive may have to collect monetary damages under the ADEA and OWBPA. The following terms and conditions apply to and are part of the waiver and release of ADEA and OWBPA claims under this Agreement:
(b)Executive has read carefully the terms of this Agreement and understands the meaning and effect of this Agreement.
(c)Executive has been advised to consult an attorney before signing this Agreement.
(d)The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.
(e)Executive will be granted at least twenty-one (21) days after Executive has been presented with this Agreement to decide whether or not to sign this Agreement.
(f)Executive may sign this Agreement at any time up to the close of business on [DATE], which is in excess of twenty-one (21) calendar days after the date this Agreement is presented to Executive. Should Executive decide to sign the Agreement, Executive should promptly return the signed agreement to the following address: General Counsel’s Office, The Hershey Company, 19 East Chocolate Avenue, Hershey, PA 17033-0810; or Executive may return the agreement to the following e-mail address: [EMAIL]. Failure to promptly return Executive’s signed Agreement may result in a delay of the receipt of the benefits provided under Section [5(d)/6] of the Employment Agreement (including under the EBPP).

(g)Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days after signing this Agreement by delivering written notice of revocation to Hershey no later than 5:00 p.m. on the seventh calendar day after Executive signs the Agreement to the following address: General Counsel’s Office, The Hershey Company, 19 East Chocolate Avenue, Hershey, PA 17033-0810. The waiver and release of all claims Executive may have under the ADEA pursuant to this Paragraph 4 shall not become effective or enforceable until that revocation period has expired without Executive having revoked the waiver and release of claims. The date this waiver and release of claims becomes effective as set forth above is the Agreement Effective Date.
(h)Executive hereby acknowledges and agrees that Executive is knowingly and voluntarily waiving and releasing Executive’s rights and claims under this Paragraph 4 only in exchange for consideration (something of value) in addition to anything of value to which Executive is already entitled.
5.Class/Collective Action Waiver
To the extent a statute, regulation or opinion prohibits waiver of a claim, or should a claim be determined to fall outside of the terms of this general release of claims, Executive understands and acknowledges that by executing this Agreement, Executive is waiving Executive’s right to assert any claims on a class-wide basis, to be a named plaintiff, representative or member of a class or collective action. The effect of this Agreement, among other things, precludes Executive’s ability to bring a claim as a named plaintiff, representative or member of a class or collective action.
6.Affirmations.
Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Company in any forum or from. Executive further affirms that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive. Executive also affirms Executive has no known workplace injuries.
7.No Admissions.
Nothing in this Agreement shall be construed as an admission by the Company that it has violated any law or done any wrong whatsoever.
8.No Modification
        This Agreement can be modified only in writing, and any such modification must be signed by both Executive and Hershey.
9.Severability and Interpretation
        Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In case any provision or sub-provision in this Agreement shall be declared invalid, illegal or otherwise unenforceable by a court of competent jurisdiction or other valid legal process, the validity, legality and enforceability of the remaining provisions and/or sub-provisions of the Agreement shall not in any way be affected or impaired.
10.Integration.
        This Agreement constitutes the entire agreement between Executive and Hershey on the subject matter herein and supersedes any and all prior agreements, arrangements, representations or warranties, whether express or implied, written or oral, that relate to the subject matter of this Agreement except that if Executive signed a confidentiality agreement with respect to Company information or restrictive covenant, such agreement remains in full force and effect (e.g., Hershey’s Employee Confidentiality and Restrictive Covenant Agreement or any restrictive covenants contained in any equity awards to which Executive are a party with the Company and under which Executives obligations remain in full force and effect), subject to Paragraph 3(b). Executive also agree that neither the Company nor any of its agents, representatives, employees or attorneys, has made any representation to Executive concerning the terms or effects of this Agreement other than those contained in writing herein.

11.Governing Laws. (INCLUDING JURY WAIVER FOR DISPUTES RELATED TO THIS AGREEMENT)
The provisions of this Agreement shall be construed, administered and enforced according to applicable federal law and, where appropriate, in accordance with the laws of the Commonwealth of Pennsylvania without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction. Executive expressly consents that: (a) any action or proceeding relating to a breach or the enforceability of this Agreement will be brought only in the federal or state courts, as appropriate, located in the Commonwealth of Pennsylvania; and (b) any such action or proceeding will be heard without a jury. Executive expressly waives the right to bring any such action in any other jurisdiction and to have such action heard before a jury regardless of where such action is filed.
EXECUTIVE HEREBY UNCONDITIONALLY WAIVES EXECUTIVE’S RIGHT TO A JURY TRIAL FOR ANY AND ALL CLAIMS RELATED TO A BREACH OR THE ENFORCEABILITY OF THIS AGREEMENT. EXECUTIVE SPECIFICALLY ACKNOWLEDGES THAT THE RIGHT TO A JURY IS A CONSTITUTIONAL RIGHT, THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH AND SEEK THE ADVICE OF COUNSEL, AND THAT EXECUTIVE KNOWINGLY AND VOLUNTARILY AGREES TO ENTER INTO THIS JURY WAIVER.

[This section left intentionally blank]

BY SIGNING BELOW, EXECUTIVE CERTIFIES THAT EXECUTIVE IS FULLY COMPETENT TO SIGN THIS AGREEMENT; EXECUTIVE HAS READ THIS AGREEMENT IN ITS ENTIRETY, FULLY AND CAREFULLY; EXECUTIVE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT; EXECUTIVE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS AGREEMENT TO REVOKE IT; EXECUTIVE KNOWS AND UNDERSTANDS THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, EXECUTIVE’S INTENTIONAL WAIVER OF LEGAL CLAIMS SUCH AS, FOR EXAMPLE, AGE, RACE, NATIONAL ORIGIN, RELIGION OR GENDER DISCRIMINATION; EXECUTIVE IS ENTERING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND IS NOT UNDER ANY PRESSURE, UNDUE INFLUENCE OR DURESS FROM ANY SOURCE; AND EXECUTIVE ACKNOWLEDGES THAT THE COMPANY HAS ADVISED EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

KIRK TANNER            THE HERSHEY COMPANY

By:        By:

Date:         Date: